Exhibit 99.1

TECNOGLASS ANNOUNCES COMPLETION OF WARRANT EXCHANGE OFFER AND Provides ADDITIONAL DETAILS ON Quarterly Dividend of $0.125 Per Share

BARRANQUILLA, Colombia – September 12, 2016 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced the completion of its previously announced warrant exchange offer to exchange up to 6,716,161 outstanding warrants for up to 2,686,465 ordinary shares of the Company.

Warrant Exchange Offer

Under the terms of the warrant exchange offer, each of Tecnoglass’ warrant holders had the opportunity to receive one Tecnoglass ordinary share in exchange for every 2.5 of the Company’s outstanding warrants tendered by the holder and exchanged pursuant to the offer (the Offer”). As of the expiration of the exchange offer period on September 8, 2016 at 5:00 p.m. Eastern Time, 5,579,229 outstanding warrants (including 109,170 through guaranteed delivery), or approximately 83% of the outstanding warrants, had been validly tendered. Those tenders are being accepted by Tecnoglass, which anticipates that the shares will be issued on or about September 14, 2016. The warrants that were not tendered in the exchange remain outstanding and exercisable in accordance with their terms. The remainder of outstanding warrants will expire on December 20, 2016.

Dividend

As previously announced, the Company’s Board of Directors has authorized the payment of regular quarterly dividends to holders of ordinary shares at a quarterly rate of $0.125 per share, or $0.50 per share on an annual basis. The first quarterly dividend will be payable on November 1, 2016, to shareholders of record at the close of business on September 23, 2016. The dividend will be paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning September 23, 2016 and lasting until October 14, 2016. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares shall be the average of the closing price of the Company’s ordinary shares on NASDAQ during the three day period from October 12, 2016 through October 14, 2016. If no choice is made during this election period, the dividend for this first election period will be paid in cash.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, "We are thrilled to improve our capital structure through the completion of the warrant exchange offer. Following the completion of the offer, our outstanding shares have increased by 33% to 7.8 million shares. Furthermore, as result of the warrants tendered in the offer, our future GAAP quarterly financial results should provide a more clear presentation of core operating results due to the reduced quarter-to-quarter volatility from the accounting impact for changes in the fair value of the warrant liability. In regards to our balance sheet, we expect a substantial reduction of the warrant liability and an increase in shareholders’ equity that is commensurate with the warrant exchange conversion which provides a better representation of our leverage position and credit metrics.”

José M. Daes continued, “We are on track to commence our dividend as planned following the completion of the warrant exchange offer. The newly initiated dividend will return a portion of excess capital to all shareholders while providing us the flexibility to continue investing in our rapidly expanding operations for years to come.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 800 customers in North, Central and South America, with the United States accounting for approximately 60% of revenues in 2015. Tecnoglass' tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

The information in Tecnoglass’ website is not, and shall not be deemed to be, a part of this notice or incorporated in filings Tecnoglass makes with the SEC.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

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